Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
	(732) 524-6623	(732) 524-6678
	(917) 697-2318 (M)	(908) 616-6250 (M)

Investor Contacts:	Joseph J. Wolk	Lisa Romanko
	(732) 524-1142	(732) 524-2034

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 5.0%

New Brunswick, N.J. (April 27, 2017) - Johnson & Johnson today announced that its Board of Directors has declared a 5.0% increase in the quarterly dividend rate, from $0.80 per share to $0.84 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, N.J.
“In recognition of our 2016 results, strong financial position and confidence in the future of Johnson & Johnson, the Board has voted to increase the quarterly dividend for the 55th consecutive year,” said Alex Gorsky, Chairman and Chief Executive Officer of the company.
At the new rate, the indicated dividend on an annual basis is $3.36 per share compared to the previous rate of $3.20 per share. The next quarterly dividend is payable on June 13, 2017 to shareholders of record as of the close of business on May 30, 2017. The ex-dividend date is May 25, 2017.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 130,800 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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